Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275205

PROSPECTUS SUPPLEMENT NO. 1

(to prospectus dated January 22, 2024)

Up to 26,282,971 Class A Ordinary Shares issuable upon the exercise of warrants

Up to 42,988,598 Class A Ordinary Shares and 8,116,602 Warrants to

purchase Class A Ordinary Shares offered by Selling Securityholders of

MoneyHero Limited

This prospectus supplement updates, amends and supplements the prospectus dated January 22, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-275205), with the information contained in the Current Report on Form 6-K furnished to the U.S. Securities and Exchange Commission (“SEC”) on January 25, 2024, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

Our Class A ordinary shares and warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “MNY” and “MNYWW,” respectively. On January 24, 2024, the closing price of our Class A ordinary shares on Nasdaq was $1.08 per share, and the closing price of our warrants on Nasdaq was $0.051 per warrant.

Neither the SEC nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

Investing in our securities involves a high degree of risk. Before buying any of our securities, you should carefully read the discussion of material risks of investing in such securities under “Risk Factors” beginning on page 22 of the Prospectus.

The date of this prospectus supplement is January 25, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13A-16 OR 15D-16

OF THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2024

Commission File Number: 001-41838

MoneyHero Limited

70 Shenton Way

#18-15, EON Shenton, S079118

Singapore

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MONEYHERO LIMITED

Date: January 25, 2024	By:	/s/ Shaun Kraft
	Name:	Shaun Kraft
	Title:	Chief Financial Officer and Chief Operating Officer

Exhibit 99.1

MoneyHero Group Preannounces Record Breaking Year-Over-Year Growth, Outshining Competitors

Promotes Senior Executive, Rohith Murthy, to Chief Business Officer

Focuses on Strategic Executive Hiring to Sustain Momentum

SINGAPORE, Jan. 24, 2024 — MoneyHero Limited (Nasdaq: MNY) (“MoneyHero” or the “Company”), a market leading personal finance aggregation and comparison platform in Greater Southeast Asia, today announced impressive unaudited, year-over-year growth milestones for Q4 2023, including1:

•	Approved Applications surged by over 80%, significantly outperforming competitors and driving strong revenue growth;

•	Group revenue increased by more than 50% YoY from US$17.2m in Q4’22; and

•	Singapore revenue, a key growth market for the Company, increased more than 100% YoY from US$6.3m in Q4’22.

Additionally, MoneyHero has promoted Chief Product Officer Rohith Murthy to the role of Chief Business Officer. Rohith has been an integral part of the Company’s leadership team for close to a decade, and during that time has demonstrated a proven track record of driving innovation and growth within the organization. In his new role as Chief Business Officer, Rohith will oversee product, technology, and marketing at MoneyHero, ensuring a seamless integration of these critical functions to further drive the Company’s success.

“Over the past twelve months, MoneyHero has achieved significant growth in approved application volumes generated through our market-leading financial products platform, far exceeding our internal projections. Importantly, Q4 growth in Singapore has been exceptional. Based on broad feedback from our partners, MoneyHero’s ascendance has also led to a notable reduction in the market share of the Company’s competitors, further solidifying our position as the preferred choice in the market,” said Prashant Aggarwal, CEO of MoneyHero. “I also want to offer congratulations to Rohith Murthy on his promotion. Rohith’s expertise and dedication have been instrumental in MoneyHero’s ability to offer our users the best available financial products that align with the fast-evolving consumer finance trends throughout the APAC region. With Rohith’s promotion and the new capital raised through our Nasdaq listing last quarter, we are now poised to further surpass our competitors and build sustained market share through both organic and strategic M&A opportunities.”

To support the Company’s growth, MoneyHero will accelerate its recruiting and talent acquisition efforts across all brands and markets in 2024. The Company plans to hire senior executives and supporting team members throughout several departments, including engineering and technology, marketing and sales, finance, and operations.

[1]	These results are unaudited, subject to the completion of the Company’s quarterly financial reporting processes, reviews, audit, and potential adjustments that might result.

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Mr. Aggarwal added: “We are building a special team here at MoneyHero; one that shares a vision for the future of APAC’s digital economy and the innovations that will shape it. It is an honor to work with so many talented professionals, and we look forward to building out the team further in the year ahead.”

For more information about MoneyHero, including information for investors and learning about career opportunities, please visit www.MoneyHeroGroup.com.

About MoneyHero Group

MoneyHero Group, formerly known as Hyphen Group or CompareAsia Group, is a market leader in the online personal finance aggregation and comparison sector in Greater Southeast Asia. The Company operates in Singapore, Hong Kong, Taiwan, the Philippines, and Malaysia with respective brands for each local market. MoneyHero currently manages 279 commercial partner relationships and services 8.7 million Monthly Unique Users across its platform for the 12 months ended December 31, 2023. The Company’s backers include Peter Thiel—co-founder of PayPal, Palantir Technologies, and the Founders Fund—and Hong Kong businessman, Richard Li, the founder and chairman of Pacific Century Group. To learn more about MoneyHero and how the innovative fintech company is driving APAC’s digital economy, please visit www.MoneyHeroGroup.com.

Key Performance Metrics

“Applications” means the total number of product applications submitted by users and confirmed by our commercial partners.

“Approved Applications” means the number of applications that have been approved and confirmed by our commercial partners.

“Monthly Unique User” means as a unique user with at least one session in a given month as determined by a unique device identifier from Google Analytics. A session initiates when a user either opens an app in the foreground or views a page or screen and no session is currently active (e.g., the user’s previous session has ended). A session ends after 30 minutes of user inactivity. We measure Monthly Unique Users during a time period longer than one month by averaging the Monthly Unique Users of each month within that period.

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Forward Looking Statements

This document includes “forward-looking statements” within the meaning of the United States federal securities laws and also contains certain financial forecasts and projections. All statements other than statements of historical fact contained in this communication, including, but not limited to, statements as to the Company’s growth strategies, future results of operations and financial position, market size, industry trends and growth opportunities, are forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. All forward-looking statements are based upon estimates and forecasts and reflect the views, assumptions, expectations, and opinions of the Company, which are all subject to change due to various factors including, without limitation, changes in general economic conditions. Any such estimates, assumptions, expectations, forecasts, views or opinions, whether or not identified in this communication, should be regarded as indicative, preliminary and for illustrative purposes only and should not be relied upon as being necessarily indicative of future results. The forward-looking statements and financial forecasts and projections contained in this communication are subject to a number of factors, risks and uncertainties. Potential risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, changes in business, market, financial, political and legal conditions; the Company’s ability to attract new and retain existing customers in a cost effective manner; competitive pressures in and any disruption to the industries in which the Company and its subsidiaries (the “Group”) operate; the Group’s ability to achieve profitability despite a history of losses; and the Group’s ability to implement its growth strategies and manage its growth; the Group’s ability to meet consumer expectations; the success of the Group’s new product or service offerings; the Group’s ability to attract traffic to its websites; the Group’s internal controls; fluctuations in foreign currency exchange rates; the Group’s ability to raise capital; media coverage of the Group; the Group’s ability to obtain adequate insurance coverage; changes in the regulatory environments (such as anti-trust laws, foreign ownership restrictions and tax regimes) and general economic conditions in the countries in which the Group operates; the Group’s ability to attract and retain management and skilled employees; the impact of the COVID-19 pandemic or any other pandemic on the business of the Group; the success of the Group’s strategic investments and acquisitions, changes in the Group’s relationship with its current customers, suppliers and service providers; disruptions to the Group’s information technology systems and networks; the Group’s ability to grow and protect its brand and the Group’s reputation; the Group’s ability to protect its intellectual property; changes in regulation and other contingencies; the Group’s ability to achieve tax efficiencies of its corporate structure and intercompany arrangements; potential and future litigation that the Group may be involved in; and unanticipated losses, write-downs or write-offs, restructuring and impairment or other charges, taxes or other liabilities that may be incurred or required and technological advancements in the Group’s industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s registration statement on Form F-1, which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 22, 2024, and other documents to be filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. In addition, there may be additional risks that the Company currently does not know, or that the Company currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. Forward-looking statements reflect the Company’s expectations, plans, projections or forecasts of future events and view. If any of the risks materialize or the Company’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Forward-looking statements speak only as of the date they are made. The Company anticipates that subsequent events and developments may cause their assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as required by law. The inclusion of any statement in this document does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this document. Accordingly, undue reliance should not be placed upon the forward-looking statements. In addition, the analyses of the Company contained herein are not, and do not purport to be, appraisals of the securities, assets, or business of the Company.

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For investor and media inquiries, please contact:

Investor Contact:

MoneyHero IR Team

IR@MoneyHeroGroup.com

Media Contact:

Gaffney Bennett PR

MoneyHero@gbpr.com

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